Exhibit 10.12.1

Exhibit 10.12.1 NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR DIRECTORS (As Restated Effective January 1, 2018) ADOPTION AGREEMENT (Updated Form January 1, 2020) This Adoption Agreement is the companion document that allows a corporation to sponsor and adopt the Virginia Bankers Association Model Non-Qualified Deferred Compensation Plan for Directors (the “Plan”). Each Corporation named below hereby adopts the Plan through this Adoption Agreement (the “Adoption Agreement”), to be effective as of the date(s) specified below, and elects the following specifications and provides the following information relating thereto. In completing this Adoption Agreement, if additional space is required, insert additional sheets. Adoption Agreement Contents Page Option 1Corporation(s) Adopting Plan ...1 Option 2General Plan Information ..1 Option 3Status of Plan and Effective Date(s) .2 Option 4Definitions and Other Optional Provisions ...3 Option 5Time and Form of Payments .5 Option 6Hardship Withdrawals ..7 Option 7Participant Deemed Investment Direction 7

STATUS OF PLAN AND EFFECTIVE DATE(S). Effective Date of Plan: The Effective Date of the Plan is October 1 , 2020. Plan Status. The adoption of the Plan through this Adoption Agreement is: ☒(1)Initial Establishment. The initial adoption and establishment of the Plan. (2)Restated Plan. An amendment and restatement of the Plan (a Restated Plan). Effective Date of this Restatement. The Effective Date of this Restatement is ,. Prior Plan. The Plan was last maintained under document dated, and was known as the . 409A Transitional Provisions (grandfathering election): Election NOT to Grandfather Pre-January 1, 2005 Vested Balances. If this Option is elected, all Deferral Accounts shall be subject to the rules set forth in the post-December 31, 2004 restatements. If the Option is not elected, the Deferral Accounts attributable to transfers from predecessor plans prior to December 31, 2004 and contributions that are vested as of December 31, 2004 shall be segregated from the Deferral Accounts attributable to contributions that are not vested as of December 31, 2004 and to contributions and transfers made on and after January 1, 2005. The terms of the Plan in effect on and after January 1, 2005 shall only apply to transfers and contributions that are not vested as of December 31, 2004 and to contributions and transfers made on and after January 1, 2005. (3)Special or Other Transitional Provisions. [Use attachment if additional space is needed] [Enter any special provisions including alternate definitions or other transitional provisions relating to any Predecessor Plan Account and the Plan as restated]

4. DEFINITIONS AND OTHER OPTIONAL PROVISIONS. (a) Compensation Paragraph 1.10 Compensation is used throughout the basic plan document for different purposes. The following specific rules apply. (1) General Definition. The Compensation definition in paragraph 1.10 of the basic plan document is modified as follows: (A) Retainer. Retainer is more specifically defined to mean: (B) Fees. Fees is more specifically defined to mean: (2) Specific Definitions. When used with respect to Deferral Contributions under the Plan, Compensation shall include: [Check one] ☐ (A) Retainer. ☐ (B) Fees. ☒ (C) Retainers and Fees. (b) Eligible Director Eligible Director shall mean only the following: Paragraph 1.19 ☐ (1) All Directors. Any individual serving as a Director of the Corporation. ☒ (2) All Non-Employee Directors. Any individual serving as a Director of the Corporation, except Directors who are also common law employees of the Corporation. ☐ (3) Determination by Board. Any individual who is designated as an Eligible Director by resolution of the ☐ Plan Sponsor’s ☐ Corporation’s Board. A copy of the resolution shall be attached to and incorporated by reference into the Plan. (c) Plan Year Paragraph 1.24 In the case of a Restated Plan, which prior to the Effective Date of this Restatement was maintained on the basis of a Plan Year beginning on a date other than January 1, the Plan Year shall begin on , and end on , , with the short Plan Year beginning on , _ and ending on December 31, . Thereafter, the Plan Year shall be the 12-month period beginning each January 1.

☒(f)Rules Relating to Final Check of Year If this Option is elected, Compensation payable after the last day of the calendar year solely for services performed during the final payroll period which contains the last day of the year will be treated as Compensation for services performed in the taxable year in which the payroll period began. If this Option is not elected, Compensation payable after the last day of the calendar year solely for services performed during the final payroll period which contains the last day of the year will be treated as Compensation for services performed in the subsequent taxable year in which the payment is made. Any change in election relating to the final check of the Participant’s taxable year may not be effective for 12 months from the date the amendment is adopted and executed.

TIME AND FORM OF PAYMENTS. Benefit Commencement Date Paragraph 7.1 Benefit Commencement Date shall mean the first day of the calendar quarter coinciding with or next following the designated time or event as follows: [Check one, and complete where applicable] Director (for reasons other than death). (B) A date certain stated clearly in the Participant’s Deferred Compensation Election form which shall be without regard to when service as a Director ends. (D) The earlier of a date certain or Separation from Service as a Director (for reasons other than death). (E)Change in Control. The Participant may elect to have payment accelerated upon a Change in Control. (1)Selected By Plan Sponsor.The Plan Sponsor selects the following form of payment: [Select One] (A)Lump Sum. Deferral Benefits will be paid to the Participant in a single, lump-sum payment. (B)Periodic Installments. Deferral Benefits will be paid to the Participant in annual periodic installment payments made over the following period: [Select One] (i)Five (5) years.

☒(2)Selected By Participant. The Participant may elect from among the following forms of payment [Select options to be available to Participants] (1)Selected By Plan Sponsor.The Plan Sponsor selects the following form of payment to the Beneficiary: [Select One] (A)Lump Sum. Deferral Benefits will be paid to the Beneficiary in a single, lump-sum payment. (B)Periodic Installments. Deferral Benefits will be paid to the Beneficiary in annual periodic installment payments made over the following period: [Select One] ☒(2)Selected By Participant. The Participant may elect the form of payment to the Beneficiary from among the following forms of payment [Select options to be available to Participants] ☒(A)Lump Sum. Deferral Benefits may be paid to the Beneficiary in a single, lump-sum payment.

☒ (B) Periodic Installments. Deferral Benefits may be paid to the Beneficiary in annual periodic installment payments made over the following periods:

☒ (i) Five (5) years.

☒ (ii) Ten (10) years.

☒ (iii) Fifteen (15) years.

☐ (iv) Twenty (20) years.

6. HARDSHIP WITHDRAWALS.

(a)	Availability Generally Paragraph 8.1	A Participant [Check one] ☐ (1) Not Permitted. May not make Hardship Withdrawals. ☒ (2) Permitted. May make a Hardship Withdrawal for an Unforeseeable Emergency.

7. PARTICIPANT DEEMED INVESTMENT DIRECTION.

(a)	Availability Generally Paragraph 4.2	A Participant [Check one] ☐ (1) Not Permitted. May not make deemed investment directions. ☒ (2) Permitted. May make deemed investment directions for his Deferral Account.
(b)	Permissible Investments	Unless the Plan Sponsor elects a different option below, a Participant's Deferral Account may be invested in the investment funds which are designed to mirror the investment options available under the VBA Plan as adopted by the Plan Sponsor, to the extent legally practical, with alternate funds designated where collective investment funds may not be offered under a nonqualified plan. ☐ (1) VBA Plan Plus Company Stock. In addition to the funds available under the VBA Plan, a Company Stock Fund will also be available for directed investment. ☒ (2) VBA Plan Without Company Stock. Regardless of whether a Company Stock Fund is available under the VBA Plan, no Company Stock Fund will be available for directed investment. ☐ (3) Company Stock Only. In lieu of the funds available under the VBA Plan, a Company Stock Fund will be the only fund available for directed investment.

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IN WITNESS WHEREOF, each Corporation, by its duly authorized representatives, has executed this Adoption Agreement this 15 day of December , 2020. Carter Bank & Trust [Enter Name of Plan Sponsor] By /s/ Brad Langs Its President and Chief Strategy Officer [SEAL] ATTEST: Its Carter Bank & Trust [Enter Name of Corporation] By /s/ Paul Carney Its SVP, Human Resources Director [SEAL] ATTEST: Its [Enter Name of Corporation] By Its [SEAL] ATTEST: Its